EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the U.S. Auto Parts Network, Inc. 2007 New Employee Incentive Plan and the U.S. Auto Parts Network, Inc. 2007 Omnibus Incentive Plan of our report dated March 28, 2008, with respect to the consolidated financial statements of U.S. Auto Parts Network, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 28, 2008